Exhibit 10.1

EXECUTION COPY

GUARANTEE

GUARANTEE dated as of March 12, 2009 by Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (the “Guarantor”), for the benefit of Genentech, Inc. (together with its successors and permitted assigns, the “Beneficiary”).

W I T N E S S E T H :

WHEREAS, Roche Holdings, Inc., a Delaware corporation (together with its successors and assigns under the Merger Agreement, the “Obligor”) is an indirect wholly-owned subsidiary of the Guarantor; and

WHEREAS, the Obligor has entered into an Agreement and Plan of Merger dated as of March 12, 2009 (as amended, modified or supplemented from time to time, the “Merger Agreement”) among the Beneficiary, the Obligor and Roche Investments USA Inc. (the “Merger Subsidiary”); and

WHEREAS, this Guarantee is being made at the request of the Obligor and the Beneficiary;

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1. The Guarantee, etc. The Guarantor hereby unconditionally and irrevocably guarantees the full and punctual performance and discharge of the Obligor’s and Merger Subsidiary’s (and their permitted assigns’) payment and performance obligations, including the obligation to cause the Merger Subsidiary to perform its obligations, under the Merger Agreement (each a “Guaranteed Obligation”). The Guaranteed Obligations include, without limitation, an unconditional guarantee of payment and performance and not of collectability.

2. Guarantee Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, other indulgence, renewal, settlement, compromise, discharge (other than payment in full or full performance of obligations), waiver, subordination or release in respect of any obligation of the Obligor or Merger Subsidiary under the Merger Agreement, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Merger Agreement;

(c) any change in the corporate existence, structure or ownership of the Obligor or Merger Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or Merger Subsidiary or their respective assets or any resulting release or discharge of any obligation of the Obligor or Merger Subsidiary contained in the Merger Agreement;

(d) the existence of any claim, set-off, counterclaim or other rights which the Guarantor may have at any time against the Obligor or Merger Subsidiary, the Beneficiary or any other Person; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any incapacity or lack of power, authority or legal personality, or change in the existence, structure, constitution, name, control or ownership of the Obligor or Merger Subsidiary;

(f) any defense arising by reason of any failure of Beneficiary to proceed against Obligor or any other person, or to apply or exhaust any security held from Obligor or any other person for all or any part of the Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other person, or to pursue any other remedy available to the Beneficiary or to realize full value of any security and any defense relating to any impairment of Guarantor’s right of subrogation;

(g) any defense arising by reason of breach by Obligor or the Merger Subsidiary of any representation, warranty or covenant contained in the Merger Agreement; or

(h) any other event, act or omission to act or delay of any kind by the Obligor or the Merger Subsidiary, the Beneficiary or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

3. Discharge Only Upon Satisfaction in Full. The Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been irrevocably paid or performed in full. In the event that any payment to the Beneficiary in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Obligor or the Merger Subsidiary), the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Obligor or any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations hereunder including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Beneficiary against any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, whether such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Obligor or any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence, such amount shall be received and held in trust for the benefit of the Beneficiary, and shall forthwith be paid or delivered to the Beneficiary in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the amounts payable under this Guarantee.

4. Additional Waivers by the Guarantor. Provided that the Beneficiary shall have made a request (oral or written) to the Obligor for payment or performance (which procedural requirement to make such a request shall not apply in the event of the initiation of pendency of any proceedings with respect to the Obligor or Guarantor under any applicable bankruptcy, liquidation, insolvency, reorganization or similar laws), the Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Obligor, the Guarantor or any other Person. The Beneficiary need not exhaust any recourse that it may have against the Obligor or other persons before being entitled to full payment and performance from the Guarantor under this Guarantee.

5. Representations and Warranties. The Guarantor represents and warrants to the Beneficiary that:

(a) the Guarantor is duly organized and validly existing under the laws of the jurisdiction of its organization;

(b) the execution, delivery and performance by the Guarantor of this Guarantee are within the Guarantor’s corporate powers and have been duly authorized by all necessary corporate action;

(c) this Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor;

(d) the execution, delivery and performance of this Guarantee (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any order of any court or governmental authority by which the Guarantor is bound, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or any of its properties or give rise to a right thereunder to require the Guarantor to make any payment;

(e) it is not necessary that any stamp, registration or similar tax be paid in order to render this Guarantee enforceable against the Guarantor; and

(f) it is not, as at the date of this Guarantee, required to make any deduction for or on account of any Tax from any payment it may make under this Guarantee and agrees that if any such Tax is due it will promptly pay to Beneficiary such additional amount or amounts as may be necessary to compensate Beneficiary for any such Tax.

6. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, as follows:

(i) if to the Guarantor, to it at:

Roche Holding Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: Corporate Legal Department

Facsimile No.: +41 61 688 9541

e-mail:	gottlieb.keller@roche.com
beat.kraehenmann@roche.com

with copies to:

Roche Holdings, Inc.

1220 N. Market St., Suite #334

Wilmington, Delaware 19801-2535

Attention: Carol Fiederlein

Facsimile No.: (302) 425-4713

e-mail:	carol.fiederlein.cf1@roche.com

and

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention:	Arthur F. Golden Christopher Mayer

Facsimile No.:	(212) 450-3388
(212) 450-3338

e-mail:	arthur.golden@dpw.com chris.mayer@dpw.com

(ii) if to the Beneficiary, to it at:

Special Committee of the Board of Directors

c/o Genentech, Inc.

1 DNA Way

South San Francisco, California 94080-4990

Attention: Chairman of the Special Committee of the Board of Directors

Facsimile No.: (919) 932-7588

e-mail: csanders@gene.com

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park CA 94025

Attention: Peter F. Kerman

Facsimile No.: (650) 463-2600

e-mail: peter.kerman@lw.com

and

Genentech, Inc.

1 DNA Way

South San Francisco, California 94080-4990

Attention: Sean A. Johnston

Facsimile No.: (650) 952-9881

e-mail: johnston.sean@gene.com

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Larry W. Sonsini Martin W. Korman
Facsimile No.: (650) 493-6811
e-mail:	lsonsini@wsgr.com mkorman@wsgr.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

7. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

8. No Waiver. No failure or delay by the Beneficiary in exercising any right, power or privilege under this Guarantee or the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Amendments and Waivers. Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Beneficiary and the Guarantor.

10. Successors and Assigns. This Guarantee shall be binding upon the Guarantor and its successors and permitted assigns, for the benefit of the Beneficiary and its successors and assigns. Neither the Beneficiary nor the Guarantor may assign its rights, duties or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other party.

11. Governing Law. This Guarantee shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

12. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Guarantee or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding against any party may be served anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process as provided in Section 6 shall be deemed effective service of process on such party.

13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Expenses. The Guarantor agrees to pay all out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of the Beneficiary’s counsel) incurred by the Beneficiary in connection with the successful enforcement of the rights of the Beneficiary hereunder.

* * * * *

ROCHE HOLDING LTD

By:	/s/ Dr. Beat Kraehenmann
Name:	Dr. Beat Kraehenmann
Title:	Authorized Signatory

By:	/s/ Steve Krognes
Name:	Steve Krognes
Title:	Authorized Signatory

Agreed to and accepted by:

GENENTECH, INC.

By:	/s/ Arthur D. Levinson
Name:	Arthur D. Levinson
Title:	Chairman and Chief Executive Officer